Exhibit 10.25

Maximum-amount Mortgage Contract
Code: 2010 Nan Zhong Yin Zui Di Zi No.YD10-004

Mortgager: Fujian Yada Group Co., Ltd.
Business License No.:350724100000961
Legal representative/accountable person: Zhan Youdai
Residential Address: Shuinan Industrial Park, Songxi, Nanping, Fujian  Post Code: 353500
Opening bank and Account No.  Bank of China, Nanping Branch 880005556208093001
Tel: 0599-2325688   Fax: 0599-2332688

Mortgagee: Bank of China Limited, Nanping Branch
Legal representative/accountable person: Wang Heng Authorized Signatory Zhu Mangui
Residential address: Bank of China Tower, 459,Binjiang Road, Nanping, Fujian Zip:353000
Tel: 0599-8856381 Fax: 0599-8822091

To secure the performance of the debts under the Master Contract mentioned in Article 1 herein, the Mortgager has its assets in “Collateral List” attached hereinto as mortgage for the Mortgagee’s credit rights, and both parties hereby enter into this Contract through equal consultations. Unless otherwise provided herein, interpretation of the words and expressions herein are defined according to the Master Contract.
Article 1	Master Contract
The Master Contract of this contract is:
Domestic Commercial Invoice Discounting Agreement between Mortgagee and debtor Fujian Yada Group Co., Ltd., with Code No. of (2010) Nan Shang Tie Zi YD10-001, single agreement signed or to be signed according to the Discounting Agreement, and the amendments and supplementary agreements, among which it is agreed as the Master Contract.

Article 2	Principal Credit rights and the occurrence period
Unless otherwise legally determined or occurring beyond the agreed period, debts that actually happen under the Master Contract during the following period shall constitute the principal credit rights hereunder:
From the date when Domestic Commercial Invoice Discounting Agreement mentioned in Article 1 herein comes into force to the date when credit line stipulated in the agreement and its amendments or supplementary agreement expires.
Article 3	Maximum amount of secured credit rights
1.	Maximum balance of the principal of the debt secured hereunder is:
Currency: RMB
Amount: (in words) FOUR MILLION NINE HUNDRED THIRTY-TWO THOUSAND FOUR HUNDRED AND EIGHTEEN YUAN;
(in figure) 4, 932,418.00 .
2.
If a principal credit right is confirmed as secured hereunder on the date when the occurrence period of the principal debt expires, the interest of its principal (including legal interest, contractual interest, compound interest and penalty interest), default fines, damages, cost to realize credit rights (including but not limited to legal cost, attorney’s fee, notary fee, enforcement cost, etc.), and Mortgagee’s losses caused by default of the debtor and other expenses payable shall be deemed as secured credit, and the specific amount of which shall be determined when discharged.

The total amount of the credit confirmed in the above clauses shall be the maximum amount of credit.
Article 4	Collaterals
See “Collateral List”.
During mortgage period, the Mortgagee has the priority of compensation on the insurance benefits, compensations or indemnifications due to the damage, destroy or imposition of the collaterals. And such insurance benefits, compensations or indemnifications may be drawn within the mortgage period.

Article 5	Mortgage Registration
The mortgagor and the Mortgagee shall transact mortgage registration in competent authorities within 15 days after the conclusion of this Contract.
The mortgagor and Mortgagee shall transact modification registration in competent authorities within 10 days, in case there is any change to the registration matters, if required by law.
Article 6	Possession and storage of collaterals
Collaterals under this contract will be possessed and stored by the mortgagor, but mortgage certificates of such collaterals shall be kept by the Mortgagee. The mortgagor agrees to accept inspection of the Mortgagee and the organizations or persons it designated at any time and provide full cooperation.
The mortgagor shall keep and maintain the collaterals properly, and take effective measures to ensure intact and completeness of the collaterals; maintenance and repairing shall be made in a timely manner to the collaterals by the mortgagor if required.
Without written content of the Mortgagee, the mortgagor shall not transfer, lease, lend, make financial contribution in form of material object, re-handle, reconstruct or dispose in any other manner all or part of the collaterals; money obtained from disposal of collaterals shall be used to pay off debts in advance or drew with a third party appointed by the mortgagee with its consent.
Article 7	Processing with value reduction of collaterals
Before the principal debts under the Contract are paid off completely, in case any act of the mortgagor will result in value reduction of the mortgaged properties, the Mortgagee is entitled to require the mortgagor to stop such act. And in case of value reduction of the mortgaged properties, the Mortgagee is entitled to require the mortgagor to recover the value of the collaterals or provide other guarantee with equal value of the reduced value accepted by the Mortgagee. In case mortgagor fails to do so, the Mortgagee is entitled to require the debtor to pay off debts in advance. And in case the debtor fails to pay off the debts, the Mortgagee is entitled to exercise mortgage rights。
If the value of the collaterals reduces or the collaterals are destroyed due to any natural disaster, accident, tort or other causes, the Mortgagor shall take immediate measures to avoid any further loss and inform the Mortgagee of the fact in writing.

Article 8	Fruits
In case the debtor fails to pay off the debts due or other cases stipulated herein to actualize the mortgage rights occur, which causes the collaterals detained by the People's Court, the Mortgagee is entitled to collect natural or legal fruits of the mortgaged properties from the date of such detain, unless the Mortgagee fails to inform the obligor who shall pay off legal fruits.
Fruits stipulated above shall be used to pay the charges to collect such fruits first.
Article 9	Insurance of collaterals (item 1 below is selected: 1. applicable; 2. inapplicable)
The mortgagor shall purchase insurance from the insurance company agreed upon through negotiations with the Mortgagee according to the insurance sort and insurance period confirmed by both parties, and the insured amount shall be no less than the assessed value of the collaterals, and the contents of the insurance policy shall meet the requirements of the Mortgagee without any restrictive conditions which will prejudice the Mortgagee’s rights.
Before the principal debts hereunder are paid off, the Mortgagor shall not discontinue, terminate, revise or alter the insurance policy, and shall take all reasonable and necessary measures to ensure that the insurance maintains effective. If the Mortgagor fails to purchase insurance or breach the above terms, the Mortgagee is entitled to decide either purchase insurance or continue to purchase insurance for the collaterals, and the insurance expense shall be undertaken by the Mortgagor and might be reckoned in balance of the debts together with the losses thus incurred to the Mortgagee.

The Mortgagor shall submit the original insurance policy for collaterals to the Mortgagee within 3 days after the conclusion of this Contract, and transfer the premium claim right to the Mortgagee. Before the principal debts hereunder are paid off, the original insurance policy shall be kept by the Mortgagee.
Article 10	Guarantee Liabilities
In case the Debtor fails to pay off the debts to the Mortgagee on any normal due date or advance payment date under this contract, the Mortgagee is entitled to exercise the mortgage right stipulated herein, and enjoy priority compensation for the collaterals within the maximum amount stipulated in Article 3 herein.
Normal payment due date mentioned above is the date to pay off the principal agreed upon in the Master Contract, interest payment date or the date for the debtor to pay any sum of money to the Mortgagee provided in such contract. The advance payment date mentioned above is the advance payment date suggested by the Debtor and agreed by the Mortgagee and the date on which the Mortgagee requires the Debtor to pay the principal and interest of the debts or any other sum of money.

Article 11	Mortgage Right Exercising Term and Period
After occurrence of guarantee liabilities, the Mortgagee is entitled to exercise mortgage rights to collaterals based on all or part, single or multiple sum of the principal debts due in accordance with laws and regulations on general mortgage right.
The Mortgagee shall exercise its mortgage rights for each sum of the principal debts within the time limit for action; if such debts are to be paid off in installments, the Mortgagee shall exercise its mortgage rights within the time limit for action of the last installment.
Article 12	Realization of Mortgage Rights
Upon the occurrence of guarantee liabilities, the Mortgagee is entitled to   enjoy priority compensation with the money obtained from discount or auction sale of the collaterals through negotiations with the Mortgagor. In case both parties fail to reach such agreement, the Mortgagee is entitled to request the People's Court to auction or sell the collaterals.

Money obtained from disposal of collaterals shall be used to pay off principal debts after the cost of disposal and other expenses payable by the Mortgagor hereunder are paid off.
In case there exists any other guarantee or security on the principal debts besides this Contract, the Mortgagor’s rights hereunder and the exercising of such rights shall not be prejudiced. And the Mortgagor shall not plea with Mortgagee on this.
Article 13	Relationship between This Contract and the Master Contract
If the Master Contract contains the “Credit Line Agreement” /” General Agreement on Credit Business”, the extension of term of credit line/business cooperation shall be approved by the Mortgagor in writing. Without such approval from the Mortgagor or Mortgagee refuses to approve, the Mortgagor will only undertake its guarantee liabilities based on the collaterals for the principal debts occurred within the term of original credit line/business cooperation and the maximum amount of secured debts stipulated in Article 3 herein.
Any change to other contents or matters of the “Credit Line Agreement” /” General Agreement on Credit Business”, or to any individual agreement there-under, or to the any master contract on a single debt requires no consent of the Mortgagor. The Mortgagor shall still undertake its guarantee liabilities under the altered Master Contract based on the collaterals within the maximum amount of secured debts stipulated in Article 3 herein.
Upon the consent of the Mortgagee and the Mortgagor, the maximum amount of secured debts provided in Article 3 herein may be changed in written form.
If there exist other mortgagees on the collaterals under this Contract, , the above change shall not have adverse impact on the Mortgagee without its written consent.
The Mortgagee may entrust Bank of China Limited or other agency to perform part or all of its rights or obligations hereunder or assign the credit right under the Master Contract to a third party without consent of the mortgagor, and the mortgagor’s guarantee liabilities shall not be relieved or reduced accordingly. The mortgagor shall assist the Mortgagee and the third party to complete the mortgage modification or registration formalities required by law.

Article 14	Statements and Commitments
Mortgagor’s statements and commitments are as follows:
1.
Mortgagor was legally registered and is legally existing, with full capacity of civil right and act necessary for the signing and performance of this Contract, and enjoys legal ownership or disposal right to the Collaterals;

2.
Mortgagor ensures that there is no other co-owner on the mortgaged property, or although there is any other co-owner, the mortgagor has obtained written permission of all the co-owners. The Mortgagor guarantees to submit such permission to the Mortgagee before the execution of this Contract;

3.
Mortgagor fully understands the contents of the Master Contract, and the signing and performance of this Contract is based on the true intent of the Mortgagor, who has acquired legal and valid authorization in accordance with its Articles of Associations and internal management policy.

If the Mortgagor is a company third person, such mortgage has been approved by the company’s board of directors, board of shareholders and shareholder meeting in accordance with its Articles of Association; if the Articles of Association contains any limit for the total or single amount of the security, the security amount hereunder does not exceed such limit.
The execution and performance of this Contract will not breach any contract, agreement or other legal instruments binding upon the Mortgagor. Mortgagor has obtained or will obtain all the necessary approvals, licenses, records or registrations relating to the mortgage hereunder;
4.	All the documents and information provided by the Mortgagor to the Mortgagee is accurate, true, complete and effective;
5.	The Mortgagor has not concealed any other security interest existing on the Collateral to the Mortgagee by the execution date of this Contract;

6.
If the Collateral is set in the new security interest, sealed up by the People’s Court or involved in any material litigation or arbitration procedures, the Mortgagor shall promptly notify the Mortgagee;

7.
As for the collateral is in construction, the Mortgagor commits that there exists no third-party priority for repayment on such collateral; otherwise, the mortgagor promises to have such third party waive the priority in written and submit the waiver to the Mortgagee.

Article 15	Contracting Negligence
The refusal or the delay of the Mortgagor to handle mortgage registration formalities, or other reasons caused by the Mortgagor resulting in the failure of the effectiveness of this Contract or the mortgage right after the execution of this Contract shall constitute a contracting negligence. And the Mortgagor shall indemnify Mortgagee against any loss thus incurred.
Article 16	Internal affiliated parties of Mortgagor and disclosure of affiliated transactions
Both parties agree that Item 1 listed below shall apply:
1.	Mortgagor is not a group customer defined by Mortgagee in the Guideline of Management of Credit Business Risk Concerning Group Customers of Commercial Banks” (hereinafter referred to as “Guideline”).
2.
Mortgagor is a group customer defined by Mortgagee in the Guideline. Mortgagor shall, in accordance with Article 17 of the Guideline, report to Mortgagee any related transaction with amount exceeding 10% of its net assets, including but not limited to the relationship of parties involved in the transaction, the subject and nature of the transaction, the amount of transaction and relevant proportion, pricing policy (including those transactions without actual amount or only in symbolic amount).

Article 17	Default and Resolution
Any of the following events will constitute or be deemed as a breach of Contract:

1.	Mortgagor breaches any covenant under this Contract and assign, let, lease, invest in kind, improve, re-construct or dispose by any other means of all or any part of the collateral without approval;
2.	Mortgagor prevents Mortgagee from exercising any right to dispose of the collateral in accordance with the law or any covenant under this Contract;
3.	Mortgagor fails to recover the value of the collateral nor provide any security as required by Mortgagee in the event of decrease of value of the collateral as set forth in Article 7 of this Contract;
4.	Mortgagor makes any inaccurate statement in this Contract or violates any warranty made under this Contract;
5.	Mortgagor violates any covenant on the rights and obligations to the parties to this Contract;
6.	Mortgagor ceases to operate or is under such proceedings as dissolution, winding-up or bankruptcy;
7.	Mortgagor breaches any contract entered into by itself with any affiliate to Mortgagee or Bank of China Limited.
In the event of occurrence of any breaching event mentioned above, Mortgagee shall have the right to take any one or all of the measures listed in the following as the case may be:
1.	Request Mortgagor to remedy or correct any breach within the term designated;
2.	Adjust, suspend or terminate all or part of the line of credit given to Mortgagor;
3.
Suspend or terminate acceptance of all or part of business applications made by Mortgagor under any other contracts, or suspend or terminate granting and handling all or part of loans to be granted or trade financing businesses to be handled;

4.	declare the immediate maturity of all or any part of principals and interests of any loans/trade financing and other amounts payable understanding by Mortgagor under any other contracts;

5.	Terminate or rescind this Contract, terminate or rescind all or any part of any other contracts entered into by Mortgagor and Mortgagee;
6.	Claim for any loss caused to Mortgagor by any breach of Mortgagee;
7.	Exercise the mortgage right;
8.	Take any other measures deemed necessary by Mortgagee.
Article 18	Right Reservation
Failure by a party to exercise all or partial rights hereunder or to require the other party to perform and assume all or partial obligations and responsibilities shall not constitute waiver by such party of such rights or exemption from such obligations and responsibilities.
Any indulgence, extension or postponement in exercising the rights hereunder granted by a party to the other party will not affect any rights it shall have under this Contract and laws and regulations, nor be construed as waiver by it of such rights.
Article 19	Amendment, Modification and Termination
Amendment or modification may be made to this Contract in writing by mutual agreement of the parties, which shall constitute an integral part of this Contract.
Unless otherwise provided by laws and regulations or agreed by the parties, this Contract may not be terminated prior to completion of performance of their rights and obligations hereunder.
Unless otherwise provided by laws and regulations or agreed by the parties, legal validity of the remaining provisions will not be affected by the invalidity of any provision of this Contract.
Article 20	Applicable Law and Dispute Resolution
This Contract shall be governed by the laws of the People’s Republic of China.
Any and all disputes and controversies arising from performance of this Contract shall be settled by the parties through negotiation. In case no settlement can be reached through negotiation, the parties agree to apply the dispute resolution method as same as specified in the Master contract.

During the period of settlement of disputes, if such disputes will not affect the performance of the remaining provisions of this Contract, such provisions shall continue to be performed.
Article 21	Expenses
Unless otherwise provided by laws or agreed by the parties, the expenses (including attorney fee) incurred for conclusion, performance of this Contract and dispute resolution shall be borne by the Mortgagor.
Article 22	Appendices
The appendices confirmed by the parties constitute an integral part of this Contract, with equal effect in law as this Contract.
1.	Collateral List
2.	/
Article 23	Miscellaneous
1.	The Mortgager shall not assign any rights and obligations hereunder to the third party without the written consent of the Mortgagee.
2
If the Mortgagee must entrust other branches of Bank of China Limited to perform the rights and obligations hereunder due to the business need, the Mortgager hereby approves. Other branches of Bank of China Limited authorized by the Mortgagee shall have the right to exercise all rights hereunder, and to lodge a lawsuit or refer to the arbitration commission in respect of the disputes hereunder.

3	With prejudice to other provisions of this Contract, this Contract shall be binding upon the parties and the successors and assigns of the parties duly existing.
4	Unless otherwise specified, the parties specify the domicile recorded herein to be the contact address, and undertake to timely notify the other party in writing of any change in contact address.
5	The headings and business name in the Contract are for convenience only, and shall not be used to interpret the provisions of the Contract and rights and obligations of the parties.

Article 23	Effectiveness and Establishment of Mortgage Right
This Contract shall become effective from the date when it is signed and sealed by the legal representatives, persons-in-charge or authorized signatories of the parties. However, in case need to handle mortgage registration, the contract shall come into effect after registration.
The mortgage right is established on the date of effectiveness of contract.
This Contract is executed in five copies; both parties, creditor and registration authority shall hold one copy respectively, each of which shall have equal effect in law.

Mortgager: Fujian Yada Group Co., Ltd (Sealed)
By: Zhan Youdai (Signature)
July 21, 2010

Mortgagee: Bank of China Limited, Nanping Branch (Sealed)
By: Zhu Mangui (Signature)
July 21, 2010
Appendix
List of Mortgage
Code: 2010 Nan Zhong Yin Qing Zi No.YD10-004
Name of Mortgage	QTY	Estimated value	Property/right to use (right voucher No.)	Location	Registry Unit	Assurance credit amount
Building	1	RMB 1.713181 million Yuan	Fujian Yada Group Co., Ltd./Tan Property right certificate Jianyang Zi No.20094794	Taxia Industry Park, Tancheng Street., Jianyang City		RMB 1.713181 million Yuan
Right of land use	1	RMB 3.219237 million Yuan	Fujian Yada Group Co., Ltd./Tan State use (2009)No.03971	Taxia Industry Park, Tancheng Street., Jianyang City		RMB 3.219237 million Yuan
sum		RMB 4.932418 million Yuan
Note:
1. The loan amount of the master agreement of this mortgage agreement is RMB20million Yuan (letter: RMB twenty million Yuan);
2. The assurance credit amount of the mortgage is found in the table hereto.

Mortgager: Fujian Yada Group Co., Ltd. (signature &seal)
Mortgagee: Bank of China Limited, Nanping Branch (Signature &seal)